Annual Shareholder Meeting Results

PCM Fund, Inc., PIMCO Income Opportunity Fund and
PIMCO Dynamic Credit and Mortgage Income Fund held their annual meetings ofshareholders on April 28, 2017. Shareholders voted as indicated below:

PIMCO Income Opportunity Fund

Re-election of Bradford K. Gallagher Class III to serve until the annual Meeting held during the 2019-2020 fiscal year
                             Withheld
Affirmative                  Authority
13,147,645                   292,955

Re-election of Alan Rappaport Class III to serve until the annual
Meeting held during the 2019-2020 fiscal year
13,150,132                    290,468

Re-election of Craig A. Dawson(Interested Trustee) Class III to serve until the annual Meeting held during the 2019-2020 fiscal year
13,155,892                     284,708

The other members of the Board of Trustees at the time of the meeting, namely, Ms. Deborah A. DeCotis and Messrs. James A. Jacobson, Hans W. Kertess, John C. Maney and William B. Ogden, IV continued to serve as Trustees of the Fund.